Exhibit 99.1

	Contacts:	Jay Brown, CFO
Fiona McKone, VP – Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE COMPLETES $800 MILLION TERM LOAN B

August 22, 2013 – HOUSTON, TEXAS – Crown Castle International Corp. (“Crown Castle”) (NYSE: CCI) today announced that its direct wholly owned subsidiary, Crown Castle Operating Company (“CCOC”), borrowed $800.0 million of incremental tranche B term loans (“Incremental Loans”) under CCOC’s existing Senior Secured Credit Agreement. The terms of the Incremental Loans are substantially the same as the terms of CCOC’s outstanding tranche B term loans under its existing Senior Secured Credit Agreement and will mature on January 31, 2019. The Incremental Loans bear interest at a per annum rate equal to LIBOR plus 2.25% to 2.50%, based on CCOC’s total net leverage ratio.

The proceeds of the Incremental Loans were used by CCOC to prepay a portion of the outstanding revolving credit loans under CCOC’s existing $1.5 billion Senior Secured Revolving Credit Facility. After giving effect to such prepayment, CCOC has approximately $229 million of revolving credit loans outstanding under its existing $1.5 billion Senior Secured Revolving Credit Facility.

The Incremental Loans were arranged by Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc.

About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages approximately 30,000 and 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

www.crowncastle.com

News Release continued:

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

www.crowncastle.com